Exhibit d.6

[FORM OF NOTICE TO STOCKHOLDERS]
KEATING CAPITAL, INC.

NOTICE TO STOCKHOLDERS WHO ARE RECORD HOLDERS

Up to approximately [2,945,113] Shares of Common Stock Issuable Upon Exercise of Non-Transferable Rights

Enclosed for your consideration is a prospectus, dated [_____], 2013 (the "Prospectus"), relating to the offering by Keating Capital, Inc. (the " Company ") of non-transferable rights (the "Rights") to subscribe for shares of the Company's common stock, par value $0.001 per share ("Common Stock"), by stockholders of record ("Record Date Stockholders") as of 5:00 p.m., New York City time, on [_____], 2013 (the "Record Date").

Pursuant to the offering, the Company is issuing rights to subscribe for up to approximately [2,945,113] shares of its Common Stock, on the terms and subject to the conditions described in the Prospectus. The rights may be exercised at any time during the subscription period, which commences on the Record Date and ends at 5:00 p.m., New York City time, on [_____], 2013, unless extended by the Company in its sole discretion (as it may be extended, the "Expiration Date"). The Rights are non-transferable and will not be listed for trading on the NASDAQ Capital Market or any other stock exchange. The Rights may not be purchased or sold and there will not be any market for trading the Rights. The shares of Common Stock issued pursuant to an exercise of Rights will be listed on the NASDAQ Capital Market under the symbol “KIPO.”

As described in the Prospectus, Record Date Stockholders will receive one Right for every three shares of Common Stock owned on the Record Date. No fractional Rights will be issued.  The Rights entitle the Record Date Stockholders to purchase one new share of Common Stock for each Right held, which is referred to as the "Primary Subscription." The subscription price per share (the "Subscription Price") will be the greater of : (i) 92.5% of the volume-weighted average of the sales prices of the Company’s shares of Common Stock on the NASDAQ Capital Market for the five consecutive trading days ending on the Expiration Date, and (ii) $6.00 per share. Because the Subscription Price will be determined on the Expiration Date, Record Date Stockholders who elect to exercise their Rights will not know the Subscription Price at the time they exercise such Rights. As a result, the Company is requiring that a Record Date Stockholder deliver the estimated subscription price of $[____] per share (the “Estimated Subscription Price”) in connection with the exercise of any Rights pursuant to the Primary Subscription.

If any shares of Common Stock available for purchase in the offering are not subscribed for by Record Date Stockholders pursuant to the Primary Subscription (the "Remaining Shares"), a Record Date Stockholder that has exercised fully its Rights pursuant to the Primary Subscription may subscribe for a number of Remaining Shares, on the terms and subject to the conditions set forth in the Prospectus, including as to proration. We refer to this over-subscription privilege as the "Over-Subscription Privilege." For the reasons noted above, the Company is requiring that Record Date Stockholders deliver the Estimated Subscription Price in connection with the exercise of any Over-Subscription Privilege.

Exhibit d.6

The Rights will be evidenced by subscription certificates (the "Subscription Certificates"). No fractional shares of Common Stock will be issued pursuant to the Rights.
Enclosed are copies of the following documents:

1.	Prospectus, dated [_____], 2013;

2.	Subscription Certificate; and

3.	A return envelope, addressed to DST Systems, Inc. (the "Subscription Agent").

Your prompt attention is requested. To exercise Rights, you should complete and sign the Subscription Certificate and forward it, with payment of the Estimated Subscription Price in full for each share of Common Stock subscribed for pursuant to the Primary Subscription and the Over-Subscription Privilege to the Subscription Agent, as indicated on the Subscription Certificate. The Subscription Agent must receive the properly completed and duly executed Subscription Certificate and full payment at or prior to 5:00 p.m., New York City time, on the Expiration Date.

You will have no right to rescind your subscription after receipt of your payment of the Estimated Subscription Price, except as described in the Prospectus. Rights not exercised at or prior to 5:00 p.m., New York City time, on the Expiration Date will expire.

ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE RIGHTS OFFERING SHOULD BE DIRECTED TO GEORGESON INC., THE INFORMATION AGENT, TOLL-FREE AT THE FOLLOWING TELEPHONE NUMBER: (888) 877-5360

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